Exhibit 10.1

TWELFTH AMENDMENT TO CREDIT AGREEMENT

THIS TWELFTH AMENDMENT (this "Amendment"), dated as of March 1, 2022, amends and modifies a certain Credit Agreement, dated as of August 31, 2006, as amended by Amendments dated as of January 1, 2007, November 30, 2007, May 27, 2011, December 10, 2012, December 22, 2014, November 4, 2015, December 6, 2016, August 24, 2018, August 13, 2019, November 18, 2020 and August 17, 2021 (as so amended, the "Credit Agreement"), by and among MARTEN TRANSPORT, LTD., a Delaware corporation (the "Borrower"), the Banks named therein (U.S. Bank National Association being the sole Bank as of the date hereof), and U.S. BANK NATIONAL ASSOCIATION, as agent for the Banks (the "Agent"). Terms not otherwise expressly defined herein shall have the meanings set forth in the Credit Agreement.

FOR VALUE RECEIVED, the Borrower, the Banks and the Agent agree as follows:

ARTICLE I - AMENDMENT

The Credit Agreement is amended as follows:

1.1 Definitions. Section 1.1 is amended to read as set forth on Exhibit A hereto.

1.2 Types of Advances. Each reference in the Credit Agreement to (a) "LIBOR Advances" is changed to "Term SOFR Advances", (b) "Prime Advances" is changed to "Base Rate Advances, and (c) "Daily Floating LIBOR Advances" is changed to Daily Term SOFR Advances".

1.3 Interest Rates. Section 2.6 is amended to read as follows:

"Section 2.6 Interest Rates, Interest Payments and Default Interest. Interest shall accrue and be payable on the Revolving Loans as follows:

(a) Subject to paragraph (d) below and to Section 2.23, each Term SOFR Advance shall bear interest on the unpaid principal amount thereof during the Interest Period applicable thereto at a rate per annum equal to Term SOFR Rate.

(b) Subject to paragraph (d) below, each Base Rate Advance shall bear interest on the unpaid principal amount thereof at a varying rate per annum equal to the Base Rate.

(c) Subject to paragraph (d) below and to Section 2.23, each Daily Term SOFR Advance shall bear interest on the unpaid principal amount thereof at a varying rate per annum equal to the Daily Term SOFR Rate.

(d) Upon the occurrence of any Event of Default, each Advance shall, at the option of the Required Banks, bear interest until paid in full (i) during the balance of any Interest Period applicable to such Advance, at a rate per annum equal to the sum of the rate applicable to such Advance during such Interest Period plus 2.00%, or (ii) otherwise, at a rate per annum equal to the Prime Rate plus 2.00%.

(e) Interest shall be payable (i) with respect to each Term SOFR Advance having an Interest Period of three months or less, on the last day of the Interest Period applicable thereto; (ii) with respect to any Term SOFR Advance having an Interest Period greater than three months, on the last day of the Interest Period applicable thereto and on each day that would have been the last day of the Interest Period for such Advance had successive Interest Periods of three months duration been applicable to such Advance; (iii) with respect to any Base Rate Advance, on the last day of each month; (iv) with respect to all Advances, upon any permitted prepayment (on the amount prepaid); and (E) with respect to all Advances, on the Termination Date; provided that interest under Section 2.6(d) shall be payable on demand."

1.4 Letter of Credit Fees. Section 2.18 is amended to read as follows:

"Section 2.18 Letter of Credit Fees, Letter of Credit Default Fees and Administrative Fees. For each Letter of Credit issued, the Borrower shall pay to the Agent for the account of the Banks, in advance payable on the date of issuance, a fee (a "Letter of Credit Fee") in an amount determined by applying the Applicable Margin for Term SOFR Advances having an Interest Period of one month to the original face amount of the Letter of Credit for the period from the date of issuance to the scheduled expiration date of such Letter of Credit. In addition, upon occurrence of any Event of Default, the Borrower shall pay to the Agent for the account of the Banks a fee in an amount determined by applying the rate of 2.00% per annum (the "Letter of Credit Default Fee") to the face amount of the Letter of Credit for the period from the date of such Event of Default to the scheduled expiration date of such Letter of Credit. In addition to the Letter of Credit Fee, the Borrower shall pay to the Agent, on demand, all issuance, amendment, drawing and other fees regularly charged by the Agent to its letter of credit customers and all out-of-pocket expenses incurred by the Agent in connection with the issuance, amendment, administration or payment of any Letter of Credit, and a fronting fee for each Letter of Credit issued equal to 0.125% of the stated amount of the Letter of Credit as of the date of issuance."

1.5 Availability of Types of Advances. Section 2.23 is amended to read as follows:

"Section 2.23 Availability of Types of Advances; Adequacy of Interest Rate; Benchmark Replacement.

(a)

Availability of Term SOFR Advances and Daily Term SOFR Advances. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, but subject to Section 2.23(b), if the Agent determines (which determination shall be conclusive absent manifest error), or the Required Banks notify the Agent that the Required Banks have determined, that:

(i)

for any reason in connection with any request for a Term SOFR Advance or a Daily Term SOFR Advance or a conversion or continuation thereof that the Term SOFR Base Rate for any requested Interest Period with respect to a proposed Term SOFR Advance or a Daily Term SOFR Advance does not adequately and fairly reflect the cost to such Banks of the funding such Loans, or

(ii)

the interest rate applicable to Term SOFR Advances or Daily Term SOFR Advances for any requested Interest Period is not ascertainable or available (including, without limitation, because the applicable Screen (or on any successor or substitute page on such screen) is unavailable) and such inability to ascertain or unavailability is not expected to be permanent, or does not adequately and fairly reflect the cost of making or maintaining Term SOFR Advances or Daily Term SOFR Advances, then the Agent shall suspend the availability of Term SOFR Advances and Daily Term SOFR Advances and require any affected Term SOFR Advances and Daily Term SOFR Advances to be repaid or converted to Base Rate Advances, subject to the payment of any funding indemnification amounts required by Section 3.4.

(b)	Benchmark Replacement.

(i)

Benchmark Transition Event; Early Opt-in Election. Notwithstanding anything to the contrary herein or in any other Loan Document (and any Swap Agreement shall be deemed not to be a "Loan Document" for purposes of this Section 2.23(b)), if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of "Benchmark Replacement" for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of "Benchmark Replacement" for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth Business Day after the date notice of such Benchmark Replacement is provided by the Agent to the Banks without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Banks comprising the Required Banks.

(ii)

Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii)

Notices; Standards for Decisions and Determinations. The Agent will promptly notify the Borrower and the Banks of (A) the implementation of any Benchmark Replacement, and (B) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Agent or, if applicable, any Bank (or group of Banks) pursuant to this Section 2.23(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.23(b).

(iv)

Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Base Rate, Term SOFR or the Daily Term SOFR Base Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Agent may modify the definition of "Interest Period" (or any similar or analogous definition) for any Benchmark settings at or after such time to remove any tenor of such Benchmark that is unavailable or non-representative for any Benchmark settings and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Agent may modify the definition of "Interest Period" (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v)

Benchmark Unavailability Period. Upon notice to the Borrower by the Agent of the commencement of a Benchmark Unavailability Period and until a Benchmark Replacement is determined in accordance with this Section 2.23(b), the Borrower may revoke any request for a Term SOFR Advance or Daily Term SOFR Advance , or any request for the conversion or continuation of a Term SOFR Advance or Daily Term SOFR Advance to be made, converted or continued during any Benchmark Unavailability Period at the end of the applicable Interest Period, and, failing that, the Borrower will be deemed to have converted any such request at the end of the applicable Interest Period into a request for a Base Rate Advance or conversion to a Base Rate Advance. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate."

1.6 Manner of Funding. Section 2.28 is amended to read as follows:

"Section 2.28 [Intentionally omitted].

1.7 Restricted Payments. Section 6.7 is amended to read as follows:

"Section 6.7         Restricted Payments. The Borrower will not make any Restricted Payments (a) during any fiscal year of the Borrower, exceeding 25% of the Borrower's total consolidated net income as shown on its audited income statement for its most recent prior fiscal year, provided, that notwithstanding such restriction, (i) during the fiscal year of the Borrower ending December 31, 2020, the Borrower may make Restricted Payments in a total amount of up to $60,000,000 and (ii) during the fiscal year of the Borrower ending December 31, 2021, the Borrower may make Restricted Payments in a total amount of up to $80,000,000, and (iii) during the fiscal year of the Borrower ending December 31, 2022, the Borrower may make Restricted Payments in a total amount of up to $80,000,000, or (b) if any Default or Event of Default shall have occurred and continued hereunder."

1.8 Construction. All references in the Credit Agreement to "this Agreement", "herein" and similar references shall be deemed to refer to the Credit Agreement as amended by this Amendment.

ARTICLE II - REPRESENTATIONS AND WARRANTIES

To induce the Banks and the Agent to enter into this Amendment and to make and maintain the Loans under the Credit Agreement as amended hereby, the Borrower hereby warrants and represents to the Banks and the Agent that it is duly authorized to execute and deliver this Amendment, and to perform its obligations under the Credit Agreement as amended hereby, and that this Amendment constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to limitations as to enforceability which might result from bankruptcy, insolvency, moratorium and other similar laws affecting creditors' rights generally and subject to equitable principles.

ARTICLE III - CONDITIONS PRECEDENT

This Amendment shall become effective on the date first set forth above, provided, however, that the effectiveness of this Amendment is subject to the satisfaction of each of the following conditions precedent:

3.1 Warranties. Before and after giving effect to this Amendment, the representations and warranties in Article 4 of the Amended Credit Agreement shall be true and correct as though made on the date hereof, except for changes that are permitted by the terms of the Credit Agreement, as amended hereby and except to the extent such representations and warranties expressly refer to an earlier date.

3.2 Defaults. Before and after giving effect to this Amendment, no Default and no Event of Default shall have occurred and be continuing under the Amended Credit Agreement.

3.3 Documents. The Borrower shall have executed and delivered this Amendment and the Guarantor Subsidiaries shall have executed and delivered the Acknowledgement in the form attached hereto.

ARTICLE IV - GENERAL

4.1 Expenses. The Borrower agrees to reimburse the Agent upon demand for all reasonable expenses (including reasonable attorneys' fees and legal expenses) incurred by the Agent in the preparation, negotiation and execution of this Amendment and any other document required to be furnished herewith, and in enforcing the obligations of the Borrower hereunder, and to pay and save the Agent and the Banks harmless from all liability for, any stamp or other taxes which may be payable with respect to the execution or delivery of this Amendment, which obligations of the Borrower shall survive any termination of the Credit Agreement.

4.2 Counterparts. This Amendment may be executed in as many counterparts as may be deemed necessary or convenient, and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same instrument.

4.3 Severability. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provisions in any other jurisdiction.

4.4 Law; Consent to Jurisdiction; Waiver of Jury Trial. This Amendment shall be a contract made under the laws of the State of Minnesota, which laws shall govern all the rights and duties hereunder. This Amendment shall be subject to the Consent to Jurisdiction and Waiver of Jury Trial provisions of the Credit Agreement.

4.5 Successors; Enforceability. This Amendment shall be binding upon the Borrower, the Banks and the Agent and their respective successors and assigns, and shall inure to the benefit of the Borrower, the Banks and the Agent and the successors and assigns of the Banks and the Agent. Except as hereby amended, the Credit Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects.

(signature page follows)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first written above.

U.S. BANK NATIONAL ASSOCIATION, as

Agent and as a Bank

By:/s/ Eric Herm

Title Assistant Vice President and Portfolio Manager

MARTEN TRANSPORT, LTD., as the Borrower

By:/s/ James J. Hinnendael

James J. Hinnendael

Title: Chief Financial Officer

GUARANTOR'S ACKNOWLEDGMENT

The undersigned (the "Guarantors") have each, by guaranties each dated as of January 1, 2007 (the "Guaranties") guaranteed payment and performance of obligations of MARTEN TRANSPORT, LTD. (the "Borrower") to the Banks and U.S. Bank National Association, as Agent, under the Credit Agreement, dated as of August 31, 2006 (as thereafter amended, the "Credit Agreement") among the Borrower, the Banks and the Agent. Each Guarantor acknowledges that such Guarantor has received a copy of the proposed Twelfth Amendment to the Credit Agreement, to be dated on or about March 1, 2022 (the "Amendment"). Each Guarantor agrees and acknowledges that the Amendment shall in no way impair or limit the right of the Bank under its Guaranty, and confirms that by its Guaranty, such Guarantor continues to guaranty payment and performance of the obligations of the Borrower to the Bank specified in such Guaranty, including without limitation obligations under the Credit Agreement as amended pursuant to the Amendment. Each Guarantor hereby confirms that its Guaranty remains in full force and effect, enforceable against such Guarantor in accordance with its terms.

Dated as of March 1, 2022.

MARTEN TRANSPORT SERVICES, LTD.

By: /s/ James J. Hinnendael

James J. Hinnendael

Title: Chief Financial Officer

MARTEN TRANSPORT LOGISTICS, LLC

By: /s/ James J. Hinnendael

James J. Hinnendael

Title: Chief Financial Officer

MARTEN TRANSPORT HOLDINGS, LTD.

By: /s/ James J. Hinnendael

James J. Hinnendael

Title: Chief Financial Officer

Exhibit A

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.1 Defined Terms. As used in this Agreement the following terms shall have the following respective meanings (and such meanings shall be equally applicable to both the singular and plural form of the terms defined, as the context may require):

"Advance": Any portion of the outstanding Loans by a Bank as to which one of the available interest rate options and, if pertinent, an Interest Period, is applicable. Revolving Loans may be Term SOFR Advances or Base Rate Advances and Swing Line Loans shall be Daily Term SOFR Advances.

"Affiliate": When used with reference to any Person, (a) each Person that, directly or indirectly, controls, is controlled by or is under common control with, the Person referred to, (b) each Person which beneficially owns or holds, directly or indirectly, five percent or more of any class of voting stock of the Person referred to (or if the Person referred to is not a corporation, five percent or more of the equity interest), (c) each Person, five percent or more of the voting stock (or if such Person is not a corporation, five percent or more of the equity interest) of which is beneficially owned or held, directly or indirectly, by the Person referred to, and (d) each of such Person's officers, directors, joint venturers and partners. The term control (including the terms "controlled by" and "under common control with") means the possession, directly, of the power to direct or cause the direction of the management and policies of the Person in question.

"Agent": As defined in the opening paragraph hereof.

"Agent’s Fee Letter": That certain letter agreement, dated as of May 27, 2011 (as thereafter amended, modified, renewed or replaced from time to time) between the Borrower and the Agent pertaining to certain fees and charges.

"Aggregate Revolving Commitment Amounts": As of any date, the sum of the Revolving Commitment Amounts of all the Banks.

"Alternate Base Rate" means, for any day, a rate of interest per annum equal to the highest of (a) zero, (b) the Prime Rate for such day, (c) the sum of the Federal Funds Effective Rate for such day plus 0.50% per annum and (d) the Term SOFR Rate (without giving effect to the Applicable Margin) for a one-month Interest Period on such day (or if such day is not a Business Day or if the Term SOFR Rate for such Business Day is not published due to a holiday or other circumstance that the Agent deems in its sole discretion to be temporary, the immediately preceding Business Day) for Dollars plus 1.00%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate, or the Term SOFR Rate shall be effective from the effective date of such change. If the Alternate Base Rate is being used when Term SOFR Advances are unavailable pursuant to Section 2.6 or 2.23, then the Alternate Base Rate shall be the highest of clauses (a), (b) and (c) above, without reference to clause (d) above.

"Anti-Corruption Laws" means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

"Applicable Lending Office": For each Bank and for each type of Advance, the office of such Bank identified as such Bank's Applicable Lending Office on the signature pages hereof or such other domestic or foreign office of such Bank (or of an Affiliate of such Bank) as such Bank may specify from time to time, by notice given pursuant to Section 9.4, to the Agent and the Borrower as the office by which its Advances of such type are to be made and maintained.

"Applicable Commitment Fee Percentage; Applicable Margin": Subject to the last sentence of this definition, with respect to the period beginning five calendar days after the financial statements and Compliance Certificate required by Sections 5.1(a), (c) and (d) are delivered with respect to any fiscal quarter and ending on the day five calendar days after the date such financial statements and Compliance Certificate for the next fiscal quarter are actually delivered, the percentage specified below based on the Cash Flow Leverage Ratio calculated as of the end of the fiscal quarter for which such statements were delivered:

	Applicable	Applicable Margin for
Cash Flow	Commitment	Term SOFR			Prime Rate
Leverage Ratio:	Fee Percentage:	Advances*:			Advances:

Interest Period**:		One	Three	Six
		Month	Months	Months
Greater than 2.25 to 1.00:	0.300%	1.600%	1.650%	1.750%	0.000%

Equal to or less than 2.25 to 1.00 but greater than 1.75 to 1.00:	0.250%	1.400%	1.450%	1.550%	-0.250%

Equal to or less than 1.75 to 1.00 but greater than 1.25 to 1.00:	0.200%	1.200%	1.250%	1.350%	-0.250%

Equal to or less than 1.25 to 1.00 but greater than 0.75 to 1.00:	0.150%	1.000%	1.050%	1.150%	-0.500%

Equal to or less than 0.75 to 1.00:	0.100%	0.750%	0.800%	0.900%	-0.500%

*Applicable Margin for Daily Term SOFR Advance is same as for Term SOFR Advances having an Interest Period of one month.

**Applicable Margins for each Term SOFR Advance shall be determined with reference to the Interest Period applicable to such Term SOFR Advance. Applicable Margins for Term SOFR Advances have been determined to be the sum of the credit margin, plus an index spread adjustment applicable to Term SOFR Advances that equals (i) 0.10% for Interest Periods of one month, (i) 0.15% for Interest Periods of three months, and (iii) 0.25% for Interest Periods of six months.

The minus sign (-) preceding certain of the foregoing percentages is intended to indicate a negative percentage.

During the period beginning on the date five days after the financial statements and Compliance Certificate for a fiscal quarter are required to be delivered pursuant to Sections 5.1(a), (c) and (d) but are not delivered and ending five days after the date such financial statements are delivered, the Applicable Commitment Fee Percentage and Applicable Margins shall be as specified for a Cash Flow Leverage Ratio greater than 2.25.

"Available Tenor" means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.

"Bank": As defined in the opening paragraph hereof.

"Base Rate" means, for any day, a rate per annum equal to (a) the Alternate Base Rate for such day plus (or minus, if negative) (b) the Applicable Margin for such day, in each case changing when and as the Alternate Base Rate or the Applicable Margin changes.

"Base Rate Advance" means a Loan that, except as otherwise provided in Section 2.6, bears interest at the Base Rate.

"Benchmark" means, initially, Term SOFR; provided that if a replacement of the Benchmark has occurred pursuant to Section 2.23(b), then "Benchmark" means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has become effective pursuant to Section 2.23(b).

"Benchmark Replacement" means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Agent for the applicable Benchmark Replacement Date:

(1)         Daily Simple SOFR; or

(2)         the sum of: (a) the alternate benchmark rate that has been selected by the Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

"Benchmark Replacement Adjustment" means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement pursuant to clause (2) thereof for any applicable Interest Period and Available Tenor for any setting of such Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities.

"Benchmark Replacement Conforming Changes" means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of "Borrowing" and "Term SOFR Advance," the definition of "Alternate Base Rate," the definition of "Business Day," the definition of "Daily Term SOFR Advance", the definition of "Interest Period," timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

"Benchmark Replacement Date" means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)

in the case of clause (1) or (2) of the definition of "Benchmark Transition Event," the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2)

in the case of clause (3) of the definition of "Benchmark Transition Event," the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date; and

(3)

in the case of an Early Opt-in Election, the Business Day specified by the Agent in the notice of the Early Opt-in Election provided to the Banks, so long as the Agent has not received, by 5:00 p.m. (Central time) on the fifth Business Day after the date notice of such Early Opt-in Election is provided to the Banks, written notice of objection to such Early Opt-in Election from Banks comprising the Required Banks.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the "Benchmark Replacement Date" will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

"Benchmark Transition Event" means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)

a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)

a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3)

a public statement or publication of information by any of the entities referenced in clause (2) above announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a "Benchmark Transition Event" will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

"Benchmark Unavailability Period" means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark in accordance with Section 2.23(b), and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark in accordance with Section 2.23(b).

"Beneficial Ownership Certification": A certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

"Beneficial Ownership Regulation": 31 C.F.R. § 1010.230.

"Board": The Board of Governors of the Federal Reserve System or any successor thereto.

"Borrower": As defined in the opening paragraph hereof.

"Borrowing Base": As of any date of determination shall mean 80% of the net book value (determined in accordance with GAAP) of all revenue-generating transportation equipment of the Borrower and the Guarantor Subsidiaries, less the outstanding balance of all funded Indebtedness of the Borrower and the Guarantor Subsidiaries other than the Obligations, and less all trade accounts payable of the Borrower and the Guarantor Subsidiaries as of the date of determination.

"Borrowing Base Applicability Period": Each period beginning at the end of the next-following month after the Borrower's quarterly financial statements demonstrate that the Borrower's Fixed Charge Coverage Ratio is less than 2.00 to 1.00, and ending at the end of the next-following month after the Borrower's quarterly financial statements demonstrate that the Borrower's Fixed Charge Coverage Ratio is equal to or greater than 2.00 to 1.00.

"Borrowing Base Certificate": A certificate in the form of Exhibit B hereto.

"Borrowing Base Deficiency": At the time of any determination, the amount, if any, by which Total Outstandings exceed the Borrowing Base.

"Business Day" means a day (other than a Saturday or Sunday) on which banks generally are open in New York City, New York for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system; provided that, when used in connection with SOFR, Term SOFR, Term SOFR Base Rate or Term SOFR Rate, the term "Business Day" excludes any day on which the Securities Industry and Financial Markets Association (SIFMA) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

"Capital Expenditures": For any period, the sum of all amounts that would, in accordance with GAAP, be included as additions to property, plant and equipment on a consolidated statement of cash flows for the Borrower during such period, in respect of (a) the acquisition, construction, improvement, replacement or betterment of land, buildings, machinery, equipment or of any other fixed assets or leaseholds, (b) to the extent related to and not included in (a) above, materials and contract labor (excluding expenditures properly chargeable to repairs or maintenance in accordance with GAAP), and (c) other capital expenditures and other uses recorded as capital expenditures or similar terms having substantially the same effect.

"Capitalized Lease": A lease of (or other agreement conveying the right to use) real or personal property with respect to which at least a portion of the rent or other amounts thereon constitute Capitalized Lease Obligations.

"Capitalized Lease Obligations": As to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real or personal property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board), and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP (including such Statement No. 13).

"Cash Flow Leverage Ratio": For any period of determination, the ratio of

(a)         the sum (without duplication) of (i) the aggregate principal amount of all outstanding Capitalized Lease Obligations of the Borrower and the Subsidiaries, (ii) that portion of Total Liabilities bearing interest determined as of the last day of that period, (iii) the stated amount of all Letters of Credit as of the last day of that period, plus (iv) an amount equal to six times transportation equipment operating lease expense for such period, to

(b)         EBITDAR determined for said period on a consolidated basis in accordance with GAAP.

"Change of Control": The occurrence, after the Closing Date, of any of the following circumstances: (a) any Person or two or more Persons acting in concert acquiring beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Borrower (or other securities convertible into such securities) representing 35% or more of the combined voting power of all securities of the Borrower entitled to vote in the election of directors, and such percentage of voting power is equal to or greater than the aggregate direct and indirect percentage of voting power held by Randolph L. Marten and Christine K. Marten or heirs, or (b) during any period of up to twelve consecutive months, whether commencing before or after the Closing Date, individuals who at the beginning of such twelve-month period were directors of the Borrower ceasing for any reason to constitute a majority of the Board of Directors of the Borrower (other than by reason of death, disability or scheduled retirement), or (c) a "Change in Control Event" or similar event providing for acceleration or prepayment (whether mandatory or at the option of the holders of the notes thereunder) shall occur under the Senior Unsecured Note Documents.

"Closing Date": Any Business Day on or after the date of this Agreement selected by the Borrower for the making of the first Loans hereunder; provided, that all the conditions precedent to the obligation of the Banks to make such Loans, as set forth in Article 3, have been, or, on such Closing Date, will be, satisfied.

"Code": The Internal Revenue Code of 1986, as amended.

"Commitments": The Revolving Commitments and the Swing Line Commitments.

"Commodity Exchange Act' means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

"Compliance Certificate": A certificate in the form of Exhibit C, duly completed and signed by either the chief financial officer or the chief operating officer of the Borrower.

"Contingent Obligation": With respect to any Person at the time of any determination, without duplication, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the "primary obligor") in any manner, whether directly or otherwise: (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any direct or indirect security therefor, (b) to purchase property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness, (c) to maintain working capital, equity capital or other financial statement condition of the primary obligor so as to enable the primary obligor to pay such Indebtedness or otherwise to protect the owner thereof against loss in respect thereof, or (d) entered into for the purpose of assuring in any manner the owner of such Indebtedness of the payment of such Indebtedness or to protect the owner against loss in respect thereof; provided, that the term "Contingent Obligation" shall not include endorsements for collection or deposit, in each case in the ordinary course of business. The amount of any such Contingent Obligation shall be determined in accordance with GAAP.

"Corresponding Tenor" with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

"Daily Term SOFR Base Rate" means, with respect to a Swing Line Loan, the greater of (a) zero and (b) the one-month Term SOFR rate quoted by the Agent from the Screen for the Business Day of such Swing Line Loan (such Business Day, the "Determination Date"). If as of 5:00 p.m. (New York time) on any Determination Date, the one-month Term SOFR rate has not been published by the Term SOFR Administrator or on the Screen, then the rate used will be that as published by the Term SOFR Administrator or on the Screen for the first preceding Business Day for which such rate was published on such Screen so long as such first preceding Business Day is not more than three (3) Business Days prior to such Determination Date. For purposes of determining any interest rate hereunder or under any other Loan Document that is based on the Daily Term SOFR Base Rate, such interest rate shall change as and when the Daily Term SOFR Base Rate changes.

"Daily Term SOFR Rate" means, with respect to a Swing Line Loan, the sum of (a) the Daily Term SOFR Base Rate, plus (b) the Applicable Margin for Term SOFR Advances.

"Daily Term SOFR Advance" means a Swing Line Loan that, except as otherwise provided in Section 2.6, bears interest at the Daily Term SOFR Rate.

"Daily Simple SOFR" means for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining "Daily Simple SOFR" for syndicated business loans; provided, that if the Agent decides that any such convention is not administratively feasible for the Agent, then the Agent may establish another convention in its reasonable discretion.

"Default": Any event which, with the giving of notice (whether such notice is required under Section 7.1, or under some other provision of this Agreement, or otherwise) or lapse of time, or both, would constitute an Event of Default.

"Early Opt-in Election" means, if the then-current Benchmark is the Term SOFR Base Rate, the joint election by the Agent and the Borrower to trigger a fallback from the Term SOFR Base Rate to the Benchmark Replacement, and a notification by the Agent to each of the other parties hereto of such election and the proposed Benchmark Replacement.

"EBITDAR": For any period of determination, the consolidated net income of the Borrower and its Subsidiaries before provision for income taxes, plus, to the extent subtracted in determining consolidated net income, Interest Expense, transportation equipment operating lease expense, depreciation and amortization, all as determined in accordance with GAAP, excluding (to the extent included): (a) non-operating gains (including, without limitation, extraordinary or nonrecurring gains and gains from discontinuance of operations); and (b) similar non-operating losses during such period, provided, however, that gains or losses from sale of revenue- generating capital assets shall not be excluded from the determination of net income for purposes of calculation of EBITDAR.

"ERISA": The Employee Retirement Income Security Act of 1974, as amended.

"ERISA Affiliate": Any trade or business (whether or not incorporated) that is a member of a group of which the Borrower is a member and which is treated as a single employer under Section 414 of the Code.

"Event of Default": Any event described in Section 7.1.

"Excluded Swap Obligation' means, with respect to any Guarantor Subsidiary, any Swap Obligation if, and to the extent that, all or a portion of the guaranty of such Guarantor Subsidiary of, or the grant by such Guarantor Subsidiary of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor Subsidiary's failure for any reason to constitute an "eligible contract participant" as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Guarantor Subsidiary or the grant of such security interest becomes effective with respect to such Swap Obligations. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal.

"Existing Agreement": That certain Credit Agreement, dated as of October 30, 1998, as thereafter amended, between the Borrower and U.S. Bank National Association, as Agent, and as the sole Bank thereunder.

"Existing Letters of Credit": Certain letters of credit issued for the account of the Borrower identified on Schedule 1.1.1 hereof.

"Federal Funds Effective Rate" means, for any day, the greater of (a) zero and (b) the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Central time) on such day on such transactions received by the Agent from three federal funds brokers of recognized standing selected by the Agent in its sole discretion.

"Fixed Charge Coverage Ratio": For any period of determination, the ratio of:

(a) EBITDAR minus the sum of (i) any Restricted Payments, (ii) 25% of Capital Expenditures (net of value received for trade-ins), and (iii) tax expenses of the Borrower and the Subsidiaries paid in cash, to

(b) the sum of (i) Interest Expense, (ii) transportation equipment operating lease expense and (iii) an amount equal to one-sixth of Total Liabilities bearing interest.

"Floor" means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Term SOFR Rate.

"GAAP": Generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of any date of determination.

"Governmental Authority": The government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including, without limitation, any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervisory Practices or any successor or similar authority to any of the foregoing).

"Guaranties": Guaranties by the Guarantor Subsidiaries in the form provided by the Agent with the First Amendment of this Agreement, and all further guaranties delivered in accordance with Section 5.13 hereof, each as amended, modified or replaced from time to time.

"Guarantor Subsidiaries": Marten Transport Services, Ltd., a Delaware corporation, Marten Transport Logistics, LLC, a Delaware limited liability company, Marten Transport Holdings, Ltd., a Delaware corporation and each other Subsidiary of the Borrower that guaranties any material Indebtedness of the Borrower, including any public debt securities issued by the Borrower, and each successor thereof.

"Guarantor Transaction": Contribution of assets and businesses by the Borrower to the Guarantor Subsidiaries, resulting in (a) the Borrower owning all of the stock of Marten Transport Services, Ltd., and (b) Marten Transport Services, Ltd. owning all of the membership or other equity interest of Marten Transport Logistics, LLC and all of the stock of Marten Transport Holdings, Ltd.

"Holding Account": A deposit account belonging to the Agent for the benefit of the Banks into which the Borrower may be required to make deposits pursuant to the provisions of this Agreement, such account to be under the sole dominion and control of the Agent and not subject to withdrawal by the Borrower, with any amounts therein to be held for application toward payment of any outstanding Letters of Credit when drawn upon. The Holding Account shall be a money market savings account or substantial equivalent (or other appropriate investment medium as the Borrower may from time to time request and to which the Agent in its sole discretion shall have consented) and shall bear interest in accordance with the terms of similar accounts held by the Agent for its customers.

"Immediately Available Funds": Funds with good value on the day and in the city in which payment is received.

"Indebtedness": With respect to any Person at the time of any determination, without duplication, all obligations, contingent or otherwise, of such Person which in accordance with GAAP should be classified upon the balance sheet of such Person as liabilities, but in any event including: (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid or accrued, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services, (f) all obligations of others secured by any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Capitalized Lease Obligations of such Person, (h) all obligations of such Person in respect of interest rate protection agreements, (i) all obligations of such Person, actual or contingent, as an account party in respect of letters of credit or bankers' acceptances, (j) all obligations of any partnership or joint venture as to which such Person is or may become personally liable, and (k) all Contingent Obligations of such Person.

"Interest Expense": For any period of determination, the aggregate consolidated amount, without duplication, of interest paid, accrued or scheduled to be paid in respect of any Indebtedness of the Borrower, including (a) all but the principal component of payments in respect of conditional sale contracts, Capitalized Leases and other title retention agreements, (b) commissions, discounts and other fees and charges with respect to letters of credit and bankers' acceptance financings and (c) net costs under interest rate protection agreements, in each case determined in accordance with GAAP.

"Interest Period" means, with respect to a Term SOFR Advance, a period of one, three or six months (in each case, subject to the availability thereof) commencing on a Business Day selected by the Borrower pursuant to this Agreement and ending on the day that corresponds numerically to such date one, three or six months thereafter; provided that

(a)

any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such succeeding Business Day falls in a new calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(b)

any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c)	no Interest Period shall extend beyond the Termination Date; and

(d)	no tenor that has been removed from this definition pursuant to Section 2.23(b)(iv) may be available for selection by the Borrower.

"Investment": The acquisition, purchase, making or holding of any stock or other security, any loan, advance, contribution to capital, extension of credit (except for trade and customer accounts receivable for inventory sold or services rendered in the ordinary course of business and payable in accordance with customary trade terms), any acquisitions of real or personal property (other than real and personal property acquired in the ordinary course of business) and any purchase or commitment or option to purchase stock or other debt or equity securities of or any interest in another Person or any integral part of any business or the assets comprising such business or part thereof. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

"Letter of Credit": An irrevocable letter of credit issued by the Agent pursuant to this Agreement for the account of the Borrower.

"Letter of Credit Fee": As defined in Section 2.18.

"Letter of Credit Sublimit": $30,000,000.

"Lien": With respect to any Person, any security interest, mortgage, pledge, lien, charge, encumbrance, title retention agreement or analogous instrument or device (including the interest of each lessor under any Capitalized Lease), in, of or on any assets or properties of such Person, now owned or hereafter acquired, whether arising by agreement or operation of law.

"Loan Date": The date of the making of any Loans hereunder.

"Loan Documents": This Agreement, the Notes, each Guaranty, each Letter of Credit Agreement, the Agent’s Fee Letter and each other instrument, document, guaranty, security agreement, mortgage, or other agreement executed and delivered by the Borrower or a Guarantor Subsidiary in connection with this Agreement, the Loans, the Letters of Credit or the Letter of Credit obligations, as amended from time to time.

"Loans": The Revolving Loans and the Swing Line Loans.

"Multiemployer Plan": A multiemployer plan, as such term is defined in Section 4001 (a) (3) of, ERISA, which is maintained (on the Closing Date, within the five years preceding the Closing Date, or at any time after the Closing Date) for employees of the Borrower or any ERISA Affiliate.

"Note Purchase Agreement": The Note Purchase and Private Shelf Agreement dated October 30, 1998, for the $25,000,000 6.78% Series A Senior Notes due October 30, 2008 and the $15,000,000 8.57% Series B Senior Notes dated April 6, 2000 and due April 6, 2010 between the Borrower and The Prudential Insurance Company of America and each Prudential Affiliate (as defined therein) which becomes a Purchaser (as defined therein) thereunder.

"Notes": The Revolving Notes and the Swing Line Note.

"Obligations": The Borrower's obligations, without duplication, in respect of the due and punctual payment of principal and interest on the Revolving Loans, Swing Line Loans and Unpaid Drawings when and as due, whether by acceleration or otherwise and all fees (including Revolving Commitment Fees), expenses, indemnities, reimbursements and other obligations of the Borrower under this Agreement or any other Loan Document, in all cases whether now existing or hereafter arising or incurred. Notwithstanding the foregoing, (i) 'Obligations', when applied to the debts, liabilities and obligations of a Guarantor Subsidiaries, shall not include Excluded Swap Obligations, (ii) any security interest in assets of Guarantor Subsidiaries shall be deemed not to secure Excluded Swap Obligations, and (iii) the Guaranty by Guarantor Subsidiaries shall be deemed not to guaranty Excluded Swap Obligations.

"OFAC' means the U.S. Department of the Treasury's Office of Foreign Assets Control, and any successor thereto.

"Patriot Act": The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

"PBGC": The Pension Benefit Guaranty Corporation, established pursuant to Subtitle A of Title IV of ERISA, and any successor thereto or to the functions thereof.

"Person": Any natural person, corporation, partnership, limited partnership, limited liability company, joint venture, firm, association, trust, unincorporated organization, government or governmental agency or political subdivision or any other entity, whether acting in an individual, fiduciary or other capacity.

"Plan": Each employee benefit plan (whether in existence on the Closing Date or thereafter instituted), as such term is defined in Section 3 of ERISA, maintained for the benefit of employees, officers or directors of the Borrower or of any ERISA Affiliate.

"Prime Rate" means a rate per annum equal to the prime rate of interest announced from time to time by U.S. Bank or its parent (which is not necessarily the lowest rate charged to any customer), changing when and as such prime rate changes.

"Prohibited Transaction": The respective meanings assigned to such term in Section 4975 of the Code and Section 406 of ERISA.

"Reference Time" with respect to any setting of the then-current Benchmark means (1) if such Benchmark is Term SOFR, 10:00 a.m. (Central time) on the day that is two Business Days before the date of such setting, and (2) if such Benchmark is not Term SOFR, the time determined by the Agent in its reasonable discretion.

"Regulatory Change": Any change after the Closing Date in federal, state or foreign laws or regulations or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks including any Bank under any federal, state or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof provided, however, that for purposes of this Agreement the following shall be deemed to be Regulatory Changes, regardless of the date enacted, adopted or issued: (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives in connection therewith, and (b) all requests, rules, guidelines or directives promulgated by, or in accordance with the directives of, the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) or the United States financial regulatory authorities in connection with such directives.

"Relevant Governmental Body" means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

"Reportable Event": A reportable event as defined in Section 4043 of ERISA and the regulations issued under such Section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any waiver in accordance with Section 412(d) of the Code.

"Required Banks": At any time, Banks holding more than 50% of the aggregate unpaid principal amount of the Revolving Loans or, if no Revolving Loans are at the time outstanding hereunder, Banks holding more than 50% of the Aggregate Revolving Commitment Amounts, provided, however, that at any time that there shall only be two Banks, Required Banks shall mean both of such Banks.

"Restricted Payments": With respect to the Borrower, collectively, all dividends or other distributions of any nature (cash, securities other than common stock of the Borrower, assets or otherwise), and all payments on any class of equity securities (including warrants, options or rights therefor) issued by the Borrower, whether such securities are authorized or outstanding on the Closing Date or at any time thereafter and any redemption or purchase of, or distribution in respect of, any of the foregoing, whether directly or indirectly.

"Revolving Commitment": With respect to a Bank, the agreement of such Bank to make Revolving Loans to the Borrower in an aggregate principal amount outstanding at any time not to exceed such Bank's Revolving Commitment Amount upon the terms and subject to the conditions and limitations of this Agreement.

"Revolving Commitment Amount": With respect to a Bank, initially the amount set forth with respect to that Bank on Schedule 1.1.2, as the same may be (a) amended from time to time, (b) increased as provided in Section 2.29, or (c) reduced from time to time pursuant to Section 2.15.

"Revolving Commitment Fees": As defined in Section 2.17.

"Revolving Loan": The loans made by the Banks under Section 2.1(a).

"Revolving Note": A promissory note of the Borrower in the form of Exhibit A-1 hereto, as such promissory note may be amended, modified or supplemented from time to time, and such term shall include any substitutions for, or renewals of, such promissory note.

"Revolving Percentage": With respect to any Bank, the percentage equivalent of a fraction, the numerator of which is the Revolving Commitment Amount of such Bank and the denominator of which is the Aggregate Revolving Commitment Amounts.

"Sanctions": Sanctions administered or enforced from time to time by the U.S. government, including those administered by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

"Screen" has the meaning provided in the definition of Term SOFR Base Rate.

"Senior Unsecured Note Documents": Collectively, (i) the Note Purchase Agreement; (ii) the Series A Notes (as defined in the Note Purchase Agreement) issued under the Note Purchase Agreement; and (iii) the Series B Notes (as reference is made to such in the Note Purchase Agreement) issued under the Note Purchase Agreement.

"SOFR" means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website.

"SOFR Administrator" means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

"SOFR Administrator’s Website" means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

"Subordinated Debt": Any Indebtedness of the Borrower, now existing or hereafter created, incurred or arising, which is subordinated in right of payment to the payment of the Obligations in a manner and to an extent (a) that Required Banks have approved in writing prior to the creation of such Indebtedness, or (b) as to any Indebtedness of the Borrower existing on the date of this Agreement, that Required Banks have approved as Subordinated Debt in a writing delivered by Required Banks to the Borrower on or prior to the Closing Date.

"Subsidiary": Any entity of which securities or other ownership interests having ordinary voting power for the election of a majority of the board of directors or other Persons performing similar functions are owned by the Borrower either directly or through one or more Subsidiaries. Each Guarantor Subsidiary shall be deemed at all times to be a Subsidiary, whether or not it shall meet or continue, at any time, to meet the foregoing requirements.

"Swap Obligation' means, with respect to any Guarantor Subsidiary, any obligation to pay or perform under any agreement, contract or transaction that constitutes a "swap" within the meaning of section 1a(47) of the Commodity Exchange Act.

"Swing Line Bank" means U.S. Bank National Association, or its successor.

"Swing Line Commitment": With respect to the Swing Line Bank, the agreement of the Swing Line Bank to make Swing Line Loans to the Borrower in an aggregate principal amount outstanding at any time not to exceed the Swing Line Commitment Amount upon the terms and subject to the conditions and limitations of this Agreement.

"Swing Line Commitment Amount": $10,000,000.

"Swing Line Loan": The loans made by the Swing Line Bank under Section 2.1(b).

"Swing Line Note": A promissory note of the Borrower in the form of Exhibit A-2 hereto, as such promissory note may be amended, modified or supplemented from time to time, and such term shall include any substitutions for, or renewals of, such promissory note.

"Swing Line Participation Amount" is defined in Section 2.5(b).

"Termination Date": The earliest of (a) August 24, 2023, (b) the date on which the Revolving Commitments are terminated pursuant to Section 7.2 hereof or (c) the date on which the Revolving Commitment Amounts are reduced to zero pursuant to Section 2.15 hereof.

"Term SOFR" means the rate per annum determined by the Agent as the forward-looking term rate based on SOFR.

"Term SOFR Administrator" means CME Group Benchmark Administration Ltd. (or a successor administrator of Term SOFR).

"Term SOFR Administrator’s Website" means https://www.cmegroup.com/market-data/cme-group-benchmark-administration/term-sofr, or any successor source for Term SOFR identified as such by the Term SOFR Administrator from time to time.

"Term SOFR Base Rate" means, for the relevant Interest Period, the greater of (a) zero and (b) the Term SOFR rate quoted by the Agent from the Term SOFR Administrator’s Website or the applicable Bloomberg screen (or other commercially available source providing such quotations as may be selected by the Agent from time to time) (the "Screen") for such Interest Period, which shall be the Term SOFR rate published two Business Days before the first day of such Interest Period (such Business Day, the "Determination Date"). If as of 5:00 p.m. (New York time) on any Determination Date, the Term SOFR rate has not been published by the Term SOFR Administrator or on the Screen, then the rate used will be that as published by the Term SOFR Administrator or on the Screen for the first preceding Business Day for which such rate was published on such Screen so long as such first preceding Business Day is not more than three (3) Business Days prior to such Determination Date.

"Term SOFR Rate" means, for the relevant Interest Period, the sum of (a) the Term SOFR Base Rate applicable to such Interest Period, plus (b) the Applicable Margin, determined for the Interest Period of the Term SOFR Advance.

"Term SOFR Advance" means a Loan that, except as otherwise provided in Section 2.6, bears interest at the applicable Term SOFR Rate other than pursuant to clause (d) of the definition of Alternate Base Rate.

"Total Liabilities": At the time of any determination, the amount, on a consolidated basis, of all items of Indebtedness of the Borrower and its Subsidiaries that would constitute "liabilities" for balance sheet purposes in accordance with GAAP.

"Total Outstandings": As of any date of determination, the sum of (a) the aggregate unpaid principal balance of Revolving Loans outstanding on such date, (b) the aggregate unpaid principal balance of the Swing Line Loans outstanding on such date, (c) the aggregate maximum amount available to be drawn under Letters of Credit outstanding on such date and (d) the aggregate amount of Unpaid Drawings on such date.

"Unadjusted Benchmark Replacement" means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

"Unpaid Drawing": As defined in Section 2.12.

"Unrefunded Swing Line Loans" is defined in Section 2.5(b).

"Unused Revolving Commitment": With respect to any Bank as of any date of determination, the amount by which such Bank's Revolving Commitment Amount exceeds such Bank's Revolving Percentage of the Total Outstandings on such date.

"U.S. Bank": U.S. Bank National Association in its capacity as one of the Banks hereunder.

Section 1.1         Accounting Terms and Calculations. Except as may be expressly provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP. To the extent any change in GAAP affects any computation or determination required to be made pursuant to this Agreement, such computation or determination shall be made to account for such change in GAAP.

Section 1.2 Computation of Time Periods. In this Agreement, in the computation of a period of time from a specified date to a later specified date, unless otherwise stated the word "from" means "from and including" and the word "to" or "until" each means "to but excluding.

Section 1.3 Other Definitional Terms. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Sections, Exhibits, schedules and like references are to this Agreement unless otherwise expressly provided. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." Unless the context in which used herein otherwise clearly requires, "or" has the inclusive meaning represented by the phrase "and/or."

Section 1.4 Term SOFR Notification. The interest rate on Term SOFR Advances and Daily Term SOFR Advances is determined by reference to the Term SOFR Base Rate and Daily Term SOFR Base Rate, respectively, which is derived from Term SOFR. Section 2.23(b) provides a mechanism for (a) determining an alternative rate of interest if Term SOFR is no longer available or in the other circumstances set forth in Section 2.23(b), and (b) modifying this Agreement to give effect to such alternative rate of interest. The Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to Term SOFR or other rates in the definition of Term SOFR Base Rate and Daily Term SOFR Base Rate, as applicable, or with respect to any alternative or successor rate thereto, or replacement rate thereof (including any Benchmark Replacement), including without limitation, whether any such alternative, successor or replacement reference rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 2.23(b), will have the same value as, or be economically equivalent to, the Term SOFR Base Rate or Daily Term SOFR Base Rate, as applicable. The Agent and its affiliates or other related entities may engage in transactions that affect the calculation of Alternate Base Rate, Term SOFR, the Term SOFR Base Rate, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Agent may select information sources or services in its reasonable discretion to ascertain the Alternate Base Rate, the Term SOFR Base Rate, Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Bank or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.